Exhibit 99.2

OCWEN FINANCIAL CORPORATION
NOTICE TO ALL HOLDERS OF
3.25% CONTINGENT CONVERTIBLE UNSECURED SENIOR NOTES DUE 2024
(CUSIP: 675746AD3)

NOTICE IS HEREBY GIVEN THAT:

Reference is made to the notices dated June 26, 2009, July 10, 2009 and July 20, 2009 (collectively, the “Prior Notices”) from Ocwen Financial Corporation (the “Company”) to the Holders of the 3.25% Contingent Convertible Unsecured Senior Notes due 2024 (the “Securities”) issued pursuant to the Indenture dated as of July 28, 2004 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee (the “Indenture”; capitalized terms used herein, but not defined herein, shall have the meaning assigned to such term in the Indenture).

As described in the Prior Notices, the Company intends to make a distribution (the “Distribution”) on its Common Stock consisting of the shares of an existing subsidiary of the Company, Altisource Portfolio Solutions S.A. (“Altisource”), to be made in connection with the consummation of the Company’s previously announced separation of most of the business operations currently known as Ocwen Solutions through a spin-off of Altisource, which will become a separate, publicly-traded company (the “Separation”).

Notwithstanding the Prior Notices, the Company has determined to provide that the Holders of the Securities will participate in the distribution of Altisource shares in connection with the consummation of the Separation without conversion of the Securities into Common Stock of the Company. Accordingly, pursuant to the final paragraph of Section 10.01(b) of the Indenture, in connection with the Separation, the Securities will not be convertible into shares of Common Stock of the Company pursuant to Section 10.01(b)(i)(y) of the Indenture and no adjustment to the Conversion Rate (whether under Section 10.04 of the Indenture or otherwise) will be made.

The “Record Date,” as of the close of business on which a record will be taken for the purpose of the Distribution, will be August 4, 2009. Holders of Securities as of the close of business on the Record Date will be entitled to receive Altisource shares in the same amounts as if the Securities so held had been converted into Common Stock of the Company on or before the Record Date.

For the avoidance of doubt, the Holders of the Securities continue to have the right (the “Put Right”) pursuant to the terms of the Indenture to request the Company to repurchase all or any of their Securities on August 3, 2009, the Repurchase Date referred to in the Company Notice to the Holders dated June 26, 2009 (the “Put Notice”), by complying with the procedure set forth in the Put Notice. Holders that validly exercise their Put Right will not hold Securities as of the close of business on the Record Date and will not be entitled to receive Altisource shares.

The consummation of the Separation is subject to the approval of the board of directors of the Company, the effectiveness of the related registration statement with the SEC and the satisfaction of certain conditions, and there is no assurance that the Separation will be consummated. If it is determined that the Separation will not take place, the Company will announce such determination. The announcement that the Separation may not take place may be given by the Company at any time from and after the date of this notice, without prior notice of such announcement.

Dated: July 23, 2009

OCWEN FINANCIAL CORPORATION

Name: David J. Gunter
Title: Executive Vice President and Chief Financial Officer